Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of First Keystone Corporation on Form S-4 and the related proxy statement/prospectus, of our report dated February 28, 2007 appearing in the Annual Financial Statements of First Keystone Corporation related to the financial statements of First Keystone Corporation as of December 31, 2006 and 2005 and for each of three years in the period ended December 31, 2006, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ J.H. Williams & Co., LLP

J.H. Williams & Co., LLP

Kingston, Pennsylvania
September 7, 2007